Exhibit 99.1

Contacts:	David L. Kerr	Joseph C. Tusa, Jr.
	Senior Vice President – Corporate Development	Senior Vice President and
	713.386.1420	Chief Financial Officer
	dkerr@comsys.com	713.386.1428
jtusa@comsys.com

COMSYS IT PARTNERS, INC. TO WITHDRAW ITS PREVIOUSLY ANNOUNCED EQUITY OFFERING

HOUSTON, TX (June 17, 2005) – COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading information technology staffing services company (the “Company”), today announced that, due to market conditions, it has decided to withdraw its proposed equity offering contemplated by its Registration Statement on Form S-1 (File No. 333-123818) filed with the Securities and Exchange Commission on April 4, 2005, as amended on May 11, 2005. Due to the withdrawal of the proposed equity offering, the Company will be required to record an expense of approximately $1.25 million in the second fiscal quarter related to the costs incurred in connection with such offering.

The Company also announced today that it was withdrawing its guidance with respect to 2005 earnings, which guidance was previously issued on May 2, 2005.

About COMSYS IT Partners

COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading IT staffing and solutions company with 41 offices across the U.S. and an office in the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS serves Fortune 500 clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.